Exhibit 99.1 to 8-K

Contact:

Christopher J. Geberth                                       Al Palombo
Vice President Finance                                       Investor Relations
Diomed Holdings, Inc.                                        Cameron Associates
(877) 434-6633 or 978-824-1816                               (212) 554-5488
investor-relations@diomedinc.com                             al@cameronassoc.com


             DIOMED ANNOUNCES RECORD Q4 AND FULL YEAR EVLT(R) SALES
 Company Delivers 46% Growth in Total Revenues and 57% Increase in EVLT(R) Sales

ANDOVER, MA -- February 22, 2005 --- Diomed Holdings, Inc. (AMEX: DIO), a leading developer and marketer of minimally invasive medical technologies, including its patented EndoVenous Laser Treatment (EVLT(R)) for varicose veins, today announced results for the fourth quarter and year ended December 31, 2004.

Diomed delivered total revenue of $4.0 million for the quarter ended December 31, 2004, an increase of 56% compared to the same quarter of 2003, while EVLT(R) sales increased 65% during the period. Revenue from EVLT(R) disposable procedure products increased 108% over the fourth quarter 2003. Correspondingly, gross margins for the fourth quarter increased to 47%.

For the full year ended December 31, 2004, Diomed delivered revenue of $13.4 million, an increase of $4.2 million or 46% over 2003. Revenue from the EVLT(R) product line increased 57%, including a 100% increase in revenue from EVLT(R) disposable procedure products during the year.

"We capped off a solid 2004 performance with strong fourth quarter results," commented James Wylie, President and Chief Executive Officer of Diomed Holdings, Inc. "The Company also completed a number of significant financial initiatives, including the completion of a $10.6 million financing which strengthened our balance sheet, and a common stock reverse split that strategically improved our capital structure."

"During 2004, we also saw the insurance community embrace EVLT(R) as an emerging standard of care for varicose vein treatment, bringing the number of covered lives to over 200 million," added Wylie. "The positive impact of this development was evidenced in our fourth quarter EVLT(R) revenues, with a sequential quarterly North American EVLT(R) laser sales increase of 73%. Diomed has now installed nearly 600 EVLT(R) systems worldwide, and we plan to drive continued rapid expansion and global commercialization of our EVLT(R) product line."

The Company reported that gross profit for FY2004 of 41% increased 468 basis points over FY2003, reflecting the impact of incremental volume, as well as improvements in material costs. However, at the cost of revenues line, improvement over 2003 from fixed manufacturing cost leverage on incremental 2004 volume was partially offset by the foreign exchange impact on raw material purchases and the impact of patent royalties not in effect in the prior year.

Research and development expenses for FY2004 were $1,695,000, an increase of $845,000, or 99%, from FY2003. The Company indicated that R&D expenditures are expected to remain at this elevated level, as it continues to improve the feature-function of its products and continues to reduce product costs.

Selling and marketing expenses for FY2004 were $7.2 million, an increase of $3.1 million, or 77%, from the same period 2003. The increase was driven by a significant expansion of the sales force, higher sales commissions resulting from the increased sales volume, and increased marketing expenditures in support of the sales efforts to drive the growing commercialization of EVLT(R).

General and administrative expenses for FY2004 were $6.4 million, an increase of $2.0 million, or 46%, from 2003. The increase was primarily attributable to incremental legal fees, as well as sales volume-based product liability insurance costs, and infrastructure enhancements. Legal costs included the cost of patent infringement litigation against AngioDynamics, Vascular Solutions, Total Vein Solutions, and CoolTouch, as well as continuing costs of litigation against Vascular Solutions in trade secrets suit litigation commenced by the Company in the fourth quarter of 2003.

Net loss applicable to common stockholders, adjusted for the one-for-twenty-five reverse stock split effective June 17, 2004, for Q4 2004 was $3.1 million, or $0.18 per share, compared to $12.6 million, or $2.41 per share, in Q4 2003; and $10.1 million, or $0.68 per share, for FY 2004, compared to $19.9 million, or $8.99 per share, for the same period 2003. As a result of the 2003 equity financing, 2004 targeted offering, and the October 2004 PIPE, weighted average shares outstanding increased from approximately 2.2 million shares to 14.8 million shares for the corresponding fiscal periods.

The Company reported an ending cash balance of $14.4 million which reflected the proceeds of a $10.6 million financing ($9.5 million net of financing costs), repayments of bank borrowings and debt from the prior year, EVLT(R) acquisition payments, expanded sales force expenses, marketing efforts and legal fees relative to asserting the EVLT(R) patent.

Conference Call Information

Diomed will hold a conference call to review its fourth quarter and full year 2004 results on Tuesday, February 22, 2004 at 11:00 a.m. EST. The call will be hosted by James A. Wylie, Jr., President and Chief Executive Officer, and David
B. Swank, Chief Financial Officer.

Interested parties may access the conference call by dialing (800) 510-9834 (domestic) or (617) 614-3669 (international), participant pass code 92916126. The call will also be available via web cast at www.diomedinc.com. If you are unable to participate, an audio digital replay of the call will be available from Tuesday, February 22, 2005, 1:00 p.m. EST, until Friday, February 25, 2005, 5:00 p.m. EST. The digital replay can be accessed by dialing 888-286-8010, (domestic) or 617-801-6888 (international), using pass code 94009418. A web archive will also be available during this time period at www.diomedinc.com.

About Diomed

Diomed develops and commercializes minimally invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed focuses on EndoVenous Laser Treatment (EVLT(R)) for use in varicose vein treatments, photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for EVLT(R), the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company's website, www.evlt.com. EVLT(R) is a registered trademark of Diomed Inc., Andover, MA.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our Annual Report on Form SEC 10-KSB/A (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 19 through 32 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.

Diomed Holdings, Inc
Condensed Consolidated Statements of Operation
Twelve Months Ended December 31, 2004 and 2003
(unaudited)
                                              December 31 2004  December 31 2003
Revenues                                           $ 13,384,500    $  9,198,592

Cost of Revenues                                      7,920,100       5,873,288
                                                   ------------    ------------

Gross profit                                          5,464,400       3,325,304
                                                   ------------    ------------

Operating Expenses:
Research and development                              1,694,629         849,772
Selling and marketing                                 7,160,548       4,055,625
General and administrative                            6,422,461       4,399,550

Total operating expenses                             15,277,638       9,304,947
                                                   ------------    ------------

Loss from operations                                 (9,813,238)     (5,979,643)
                                                   ------------    ------------

Interest Expense, non-cash                              108,725      12,893,718
Interest Expense, cash based                            155,200       1,007,842
Total interest expense                                  263,925      13,901,560
                                                   ------------    ------------

Net loss applicable to common stockholders         $(10,077,163)   $(19,881,203)
                                                   ------------    ------------
Basic and diluted net loss per share applicable
to common stockholders                             $      (0.68)   $      (8.99)
                                                   ------------    ------------
Basic and diluted weighted average common shares
outstanding                                          14,752,794       2,212,666
                                                   ------------    ------------

Diomed Holdings, Inc.
Consolidated Balance Sheets
As of December 31, 2004 and 2003
(unaudited)

                                                                         December 31 2004  December 31 2003
ASSETS
Current Assets:
Cash and cash equivalents                                                      $14,436,053   $13,398,075
Accounts receivable, net                                                         2,074,393     1,437,238
Inventories                                                                      2,204,385     1,892,241
Prepaid expenses and other current assets                                          348,586       449,625

Total current assets                                                            19,063,417    17,177,179
                                                                               -----------   -----------

Property, Plant and Equipment, net                                                 901,569       747,728
Intangible Assets, net                                                           4,482,091     4,972,253
Other Assets                                                                       896,318       183,756

Total assets                                                                   $25,343,395   $23,080,916
                                                                               -----------   -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Bank loan                                                                      $        --   $   261,676

Promissory notes                                                                        --       936,000
Current maturities of capital lease obligations                                     46,967        13,848
Deferred revenue                                                                   359,748        56,802
Accounts payable                                                                 2,092,561     1,497,541
Accrued expenses                                                                 1,847,943     1,838,632
EVLT Technology Payable ($1,000,000 face value, net of
$66,733 debt discount at December 31, 2004 and
$1,000,000 face value, net of $35,609 debt discount at December 31,
2003)                                                                              933,267       964,391
                                                                               -----------   -----------

Total current liabilities                                                        5,280,486     5,568,890
                                                                               -----------   -----------

EVLT Technology Payable ($250,000 face value, net of $4,902 debt discount at
December 31, 2004 and $1,250,000 face value, net of $173,832
debt discount at December 31, 2003 )                                               245,098     1,076,168
                                                                               -----------   -----------
Note Payable ($7,000,000 face value, net of $2,183,151 debt discount
at December 31, 2004 and zero face value at December 31, 2003                    4,816,849            --
                                                                               -----------   -----------

Total liabilities                                                               10,342,433     6,645,058
                                                                               -----------   -----------

Stockholders' equity                                                            15,000,962    16,435,858
Total liabilities and stockholders' equity                                     $25,343,395   $23,080,916
                                                                               -----------   -----------